SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

☒ Filed by the Registrant	☐ Filed by a party other that the Registrant

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e) (2)

☒Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Under Rule 14a-12

AEROSONIC CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required

☐ Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11

(1)   Title of each class of securities to which transaction applies:

(2)   Aggregate number of securities to which transaction applies

(3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set for the amount on which the filling fee is calculated and state how it was determined):

(4)   Proposed maximum aggregate value:

(5)   Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)   Amount previously paid:

(2)   Form, Schedule or Registration Statement No.:

(3)   Date Filed:

Notice of Annual Meeting &

Proxy Statement - July 10, 2006

AEROSONIC CORPORATION

(A DELAWARE CORPORATION)

1212 North Hercules Avenue

Clearwater, Florida  33765

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF AEROSONIC CORPORATION:

The 2006 Annual Meeting of Stockholders of AEROSONIC CORPORATION will be held at the Wyndham Westshore Hotel, 4860 West Kennedy Boulevard, Tampa, Florida 33609, on July 10, 2006, at 10:00 A.M., local time, for the following purposes:

1.     To elect two directors to our Board of Directors, each to hold office until his successor has been duly elected and qualified; and

2.     To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing is more fully described in the proxy statement attached hereto and made a part of this Notice.  Your Board has fixed the record date for determining the stockholders entitled to notice of and to vote at the meeting and any adjournment or postponement thereof as of the close of business on May 22, 2006.

A complete list of the stockholders entitled to vote at the meeting shall be open to inspection by any stockholder, for any lawful purpose germane to the meeting, at any time during usual business hours for a period of ten days prior to the meeting at our offices located at 1212 North Hercules Avenue, Clearwater, Florida 33765 (telephone 727.461.3000).

By Order of the Board of Directors,

/s/  David A. Baldini

David A. Baldini

Chairman, President and Chief Executive Officer

May 23, 2006

Clearwater, Florida

YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN.  YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.  HOWEVER, WE ENCOURAGE YOU TO VOTE BY PROXY SO THAT YOUR SHARES WILL BE REPRESENTED AND VOTED AT THE MEETING EVEN IF YOU CANNOT ATTEND.  YOU CAN VOTE BY WRITTEN PROXY OR YOU MAY VOTE BY THE INTERNET USING THE INSTRUCTIONS PROVIDED ON YOUR PROXY CARD.  OF COURSE, YOU MAY VOTE IN PERSON AT THE MEETING IF YOU SO CHOOSE.

AEROSONIC CORPORATION

1212 North Hercules Avenue

Clearwater, Florida  33765

PROXY STATEMENT

Annual Meeting of Stockholders

to be held July 10, 2006

GENERAL INFORMATION

The Notice of the Annual Meeting of Stockholders, this proxy statement and the accompanying proxy card are being mailed to you commencing on or about May 23, 2006 in connection with your Board's solicitation of proxies to be used at the annual meeting of stockholders to be held at the Wyndham Westshore Hotel, 4860 West Kennedy Boulevard, Tampa, Florida 33609, at 10:00 A.M., local time, on July 10, 2006.  A copy of the Company’s Annual Report to Stockholders for the fiscal year ended January 31, 2006 is being mailed to you with this document.

All proxies that are either properly executed and delivered or submitted using the Internet will be voted on all matters that properly come before the meeting for a vote.  If your proxy specifies instructions with respect to the matters being voted upon, the proxy holders will act in accordance with your instructions.  If no instructions are specified, your shares will be voted FOR the election of each of the nominees as a director and in the discretion of the proxy holders as to any other matters that may properly come before the meeting.  You have the right to revoke your proxy any time prior to it being voted by (i) delivering a written revocation or duly executed proxy bearing a later date to the Corporate Secretary (at 1212 North Hercules Avenue, Clearwater, Florida 33765) or (ii) attending the meeting and voting your shares in person.

Internet voting procedures are designed to authenticate your identity, allow you to vote your shares and confirm that your instructions have been properly recorded.  Specific instructions to be followed by those of you holding shares that are registered in your name who are interested in voting via the Internet are set forth on the proxy card we have enclosed with this document.  Those of you holding shares in "street name" should follow the instructions you are given by your bank or broker.

Whether or not you attend the meeting, your vote is important.  Accordingly, regardless of the number of shares you own, you are asked to vote promptly by accessing the World Wide Web and voting on the Internet or signing and returning the accompanying proxy card.

Your shares can only be voted at the meeting if you are represented by proxy or are present in person.

VOTING SECURITIES AND VOTING RIGHTS

Your Board has fixed the close of business on May 22, 2006 as the record date for determining the stockholders who are entitled to notice of, and to vote at, the meeting and at any adjournment thereof.  On the record date, there were 3,568,939 shares of our common stock outstanding.  Each stockholder of record on the record date is entitled to one vote per share held.  There are no other classes of voting stock issued and outstanding.

Quorum and Required Vote

A majority of our outstanding common stock entitled to vote at the meeting must be present in person or represented by proxy to have a quorum for the transaction of business at the meeting.  Under Delaware law and our Bylaws, the affirmative vote of the holders of a plurality of the shares represented and voting at the meeting at which a quorum is present is required to elect directors. On any other matters that properly come before the meeting, a majority of the shares represented and voting at the meeting is required to decide the question.  Shares represented by proxies marked "WITHHOLD AUTHORITY FOR ALL NOMINEES" with regard to the election of directors will be counted for purposes of determining whether there is a quorum at the meeting, but will not be voted in the election of directors, and therefore, will have no effect on the determination of the outcome of the votes for the election of directors.  A "broker non-vote" occurs with respect to shares as to a proposal when a broker who holds shares of record in its name is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction is given.  A broker holding your shares in its name will be permitted to vote such shares with respect to the proposal to elect the directors to be voted on at the meeting without instruction from you, and, accordingly, broker non-votes will not occur with respect to the election of directors.

ELECTION OF DIRECTORS

Our Bylaws provide for a classified Board of Directors, with the number of directors which shall constitute the whole Board determined by the Board and consisting of not less than three or more than seven members, as may be fixed from time to time by action of the Board or of the stockholders and the number of classes into which the directors shall be classified being three.  Your Board currently consists of five directors in total, two of whom are designated as Class I directors with a term expiring in 2008, two of whom are designated as Class II directors with a term expiring in 2006 and one of whom is designated a Class III director with a term expiring in 2007.  At each annual meeting of stockholders, directors in one class are elected for a full term of three years to succeed those directors whose terms are expiring.  This year, the two Class II director nominees will stand for election to a three-year term expiring at the 2009 annual meeting.  The Nominating/Corporate Governance Committee of the Board has nominated Robert J. McGill and P. Mark Perkins as directors to serve in Class II, and the Board has endorsed such nomination.

The persons named in the enclosed proxy will vote all properly executed proxies for the election of Messrs. McGill and Perkins unless authority to vote is withheld.  Each of the nominees has indicated his willingness to serve, if elected.  However, if a nominee should be unable to serve, the shares of common stock represented by proxies may be voted for a substitute nominee designated by the Board.  Management has no reason to believe that either of the above-mentioned persons will not serve his term as a director.

Set forth below are the names, ages (as of May 31, 2006), principal occupations, and length of service of each of the individuals nominated for election to your Board and each of the other directors who will continue to serve in office following the annual meeting.

Nominees as Class II Directors

Robert J. McGill, age 45, became a director in August 2003.  In 2005, Mr. McGill was named President of L-3 Communications Displays Group, which includes several divisions of L-3 Communications Corporation, having served as President of L-3 Communications-Display Systems division since 1998. Mr. McGill has more than 20 years experience in the aerospace and defense industry, having held positions of increasing responsibility with Miltope Corporation, GEC Marconi, Loral Corporation and Lockheed Martin Corporation.  Mr. McGill holds a B.S. from Dowling College and an MBA from Georgia State University.

P. Mark Perkins, age 49, has been a director since 1997.  Mr. Perkins has over 18 years of experience in various segments of the aviation industry, most recently serving as Vice President of Marketing at Gulf Aerospace, Inc.  Mr. Perkins joined Aerosonic as Executive Vice President of Sales and Marketing in 1998.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE NOMINEES TO CLASS II SET FORTH ABOVE.

Continuing Directors

Class III Director (whose term will expire in 2007)

David A. Baldini, age 56, has been a director since 1995 and Chairman of the Board since June 2004.  Mr. Baldini was with Teledyne Industries Inc. from 1974 through 1993, when Teledyne Avionics was acquired by Aerosonic and renamed Avionics Specialties, Inc.  Mr. Baldini was named President of Teledyne Avionics in 1990 and continues to serve in that capacity.  Mr. Baldini was elected President in November 2002 and subsequently was elevated to the position of Chief Executive Officer.  Mr. Baldini holds a B.S. in Economics from Hampden-Sydney College.

Class I Directors (whose term will expire in 2008)

Thomas E. Whytas, age 40, became a director in May 2004.  Mr. Whytas, a U.S. veteran, has 22 years of experience in the aerospace industry. He is currently the Chief Financial Officer at Medical Education Technologies Inc. (METI), the industry leader in medical simulation technology and subsidiary of L-3 Communications Corporation.  Prior to METI, he served 15 years at CAE USA Inc. in positions of increasing responsibility up through the position of Chief Financial Officer and Finance Director of CAE’s U.S. operations. A Certified Public Accountant, Mr. Whytas also holds a Master’s Degree in Accounting from the University of South Florida.

Donald Russell, age 54, has been a director since February 2006.  Mr. Russell has been a director of etrials Worldwide Inc., a publicly traded software company, since its merger with CEA Acquisition Corporation in February 2006.  Prior to the merger, he was Vice Chairman of the Board of CEA Acquisition Corporation since 2004.  Mr. Russell has been Chairman of the Investment Committee for CEA Capital Partners USA, L.P. since February 1997 and a member of the Investment Committee of Seaport Capital Partners II, L.P. since its inception in February 2000.  From July 1987 to June 1994, he was President of Communication Equity Associates’ New York Affiliate, CEA, Inc. and was responsible for overseeing its mergers, acquisitions and corporate financing businesses in the cable television and broadcasting industries.  Mr. Russell has a B.A. in economics from Colgate University.

Please see "Compensation of Directors" on page 5 for information on the compensation arrangements with our directors.

Non-Director Executive Officers

Set forth below are the names, ages (as of May 31, 2006), and positions of each of the individuals who, in addition to Messrs. Baldini and Perkins, are deemed to be our executive officers.

Gary E. Colbert, age 48, joined Aerosonic as our Chief Financial Officer in January 2003, and subsequently was named Executive Vice President, Secretary and Treasurer.  Mr. Colbert has an MBA in Finance and Marketing from Washington University, is a Certified Public Accountant licensed to practice in the State of Florida, a Certified Management Accountant and a Certified Financial Manager.  Mr. Colbert has extensive domestic and international accounting, financial and operational experience, primarily in manufacturing industries.

Carmelo Russo, age 60, has served as Aerosonic's Executive Vice President of Operations since 2004 and Executive Vice President of Production since 1997.  Mr. Russo joined us in 1988 and served as a member of the Board from 1999 until 2001.  Mr. Russo has over 20 years of experience in the aviation industry.

Meetings and Committees of the Board of Directors

During the fiscal year ended January 31, 2006 ("fiscal year 2006"), the Board held eleven meetings.  During fiscal year 2006, each of the then-directors attended at least 75% of the aggregate number of meetings of the Board and meetings of committees thereof on which he served.  We encourage all directors to attend the annual meeting of stockholders, in person.  In 2005, four of the then-current directors attended the annual meeting.

The Board currently has, and appoints members of, a standing Audit Committee, Compensation Committee, and Nominating/Corporate Governance Committee.

Audit Committee.  The Audit Committee is composed entirely of “independent directors” as determined by the “audit committee” independent director standards of the American Stock Exchange (“Amex”).  Its members are Thomas E. Whytas (chairman), Robert J. McGill and Donald Russell.  During fiscal year 2006, the Audit Committee was composed of Messrs. Whytas, McGill and Vosen.  Mr. Vosen passed away in February 2006.  The resulting vacancy was filled by Mr. Russell, and he promptly was appointed to the Audit Committee and the Nominating/Corporate Governance Committee as well.  The Board has determined that Mr. Whytas is the Audit Committee’s designated “financial expert.”  The Audit Committee met six times during fiscal year 2006.  The functions performed by the Audit Committee are described in the Audit Committee Report, set forth below, and in the Audit Committee Charter adopted by the Board, a copy of which was provided to stockholders as an appendix to the proxy materials delivered in connection with our 2004 annual meeting.

Compensation Committee.  The Compensation Committee members are Donald Russell (chairman), Robert J. McGill and Thomas E. Whytas, each of whom is an "independent" director as determined by standards established by Amex for compensation committees.  During fiscal year 2006, the members of the Compensation Committee were Messrs. McGill, Vosen and Whytas.  The Compensation Committee, which met six times during fiscal year 2006, has authority as delegated by the Board to review and approve our employee benefit plans and administer our executive compensation plans, as set forth in its Charter.

Nominating/Corporate Governance Committee.  The Nominating/Corporate Governance Committee members are Robert J. McGill (chairman), Donald Russell and Thomas E. Whytas, each of whom is an “independent director” as determined by standards established by Amex for nominating committees.  At the beginning of fiscal year 2006, the Nominating Committee consisted of Messrs. McGill, Vosen and Whytas.  The Nominating Committee reviews and assesses the composition of the Board, assists in identifying potential new candidates as directors, and submits its recommendations for nomination of directors to the Board.  The Nominating Committee also regularly reviews the size and composition of the Board, individual director performance, and level of compensation of directors, and recommends to the Board any changes it deems appropriate.  The policies and function of the Nomination Committee are detailed in its Charter, which is currently available at our website at www.aerosonic.com.  The Nominating Committee met three times during fiscal year 2006.

Our Bylaws provide that stockholders may make nominations for election to the Board and the Nominating Committee will consider those nominees.  To recommend a prospective nominee to the Nominating Committee for consideration at an annual meeting, stockholders must submit the prospective nominee’s name and qualifications to the Corporate Secretary, in writing, by delivering or sending such recommendation not less than 90 days nor more than 120 days prior to the anniversary of the preceding year’s annual meeting to the following address: Aerosonic Corporation, 1212 North Hercules Avenue, Clearwater, Florida, 33765, Attention: Secretary.  Stockholders are urged to assure delivery of their recommendations by arranging for some form of delivery receipt.  The Nominating Committee did not receive any nominees during the required time period for consideration at this annual meeting.

The Nominating Committee’s policy regarding the consideration and selection of director candidates (whether recommended by directors, members of management, stockholders, or any other persons) is to seek candidates who have a demonstrable record of personal and professional ethics and integrity, business and professional experience, knowledge of our industry, academic achievements, service on other boards of directors, and civic involvement.  The Nominating Committee has not set any objective minimum qualifications that must be met by a nominee, but rather seeks to identify candidates with outstanding backgrounds and experience as measured by the above selection criteria.

The Nominating Committee’s process for identifying and evaluating director nominees includes active solicitation of suggestions from our management, as well as engaging in an active dialogue with executives and directors within our industry and in related industries.  The Nominating Committee also considers nominations submitted by stockholders as discussed above.  The Nominating Committee requires a careful background check by an independent contractor of any candidate it deems as an appropriate nominee, before making a recommendation of that person to the Board.  The Company has not paid any fees to third parties to identify or evaluate or assist in identifying or evaluating potential nominees, but may consider the use of such third parties in the future.

Compensation of Directors

Outside directors are paid $3,000 for each Board meeting they attend, whether in person or by phone.  Prior to December 2005, independent committee members were paid an additional $1,500 for each committee meeting they attended.  In December 2005, the Board approved a change in the compensation of independent directors for their service on Board committees.  Each independent committee member now receives an annual grant of shares of our common stock, valued at $15,000 (rounded to the next whole share), for their committee service.  An award of 2,113 shares of our common stock for the period from August 1, 2005 through July 31, 2006 was made to Messrs. McGill, Vosen and Whytas on December 7, 2005 based on the closing price of our common stock on that date.  A tabular presentation of the compensation for outside directors for fiscal year 2006 is as follows:

	Board Meetings	Committee Meetings - Cash	Committee Meetings – Equity(1)
Robert McGill …………………………………………	$ 30,000	$ 7,500	$ 15,002
William Parker …………………………………………	3,000	3,000	-
David Vosen …………………………………………	33,000	9,000	15,002
Thomas Whytas …………………………………………	33,000	7,500	15,002
All Directors, as a group …………………………………	$ 99,000	$ 27,000	$ 45,006

(1)     2,113 shares of our common stock awarded to each of the directors on December 7, 2005, based on the closing price of $7.10 per share on the award date.

Communications to the Board from Stockholders

The Board welcomes communications from our stockholders, and requests that all such communications be sent to the Aerosonic Corporation, 1212 North Hercules Avenue, Clearwater, Florida 33765, Attention: Corporate Secretary.  All communications that relate to matters that are within the scope of responsibilities of the Board or its committees will be forwarded to the appropriate directors by the Corporate Secretary.  Communications also may be addressed to one or more directors, or to the entire Board.  If a stockholder requests that any such communication be treated as confidential and delivered only to one or more directors, it may be submitted in a sealed envelope with a request that the communication be treated as a confidential matter for immediate delivery to the intended recipient(s).

Code of Conduct

We have adopted a Code of Conduct that includes a code of ethics that applies to all of our employees and directors (including our principal executive officer and our principal finance and accounting officer).  This Code of Conduct is posted on our website and is available for review at www.aerosonic.com/conduct.htm.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and specified officers to file reports on Forms 3, 4 and 5 with respect to their ownership and changes in ownership of our equity securities with the SEC and the AMEX and to furnish us with copies of these reports.

Based solely upon a review of the copies of these Form 3, 4, and 5 reports and amendments that we received, and certain written representations that we received from these persons, we believe that all applicable filing requirements were complied with for fiscal year 2006 and do not know of any persons who may have failed to file on a timely basis any required form, except as follows:

Messrs. Baldini, Colbert, Perkins and Russo, executive officers of Aerosonic and, in the case of Messrs. Baldini and Perkins, directors, did not timely file Form 4s reflecting the grant of an option to purchase shares of our common stock on June 9, 2005.

Certain Relationships and Related Party Transactions

Aerosonic has maintained a long-standing business relationship with the Commercial Infrared division of Raytheon Company.  In late 2004, L-3 Communications Corporation acquired this business from Raytheon and renamed it L-3 Communications Infrared Products.  Aerosonic has continued its business relationship with the Infrared Products division.  During fiscal year 2005 and fiscal year 2006, sales to this division amounted to $403,000 and $302,000, respectively.  These sales were made on terms at least as favorable as would have been available to other parties and Aerosonic intends to continue its dealings with the Infrared Products division going forward on similar terms.  Based on the pertinent facts and circumstances and taking into consideration all applicable laws, regulations and stock exchange listing requirements, the Board has determined that this ongoing relationship is not material and does not affect the independence of Messrs. McGill and Whytas.

OWNERSHIP OF SECURITIES

Based on a review of filings with the Securities and Exchange Commission (the "SEC"), as well as information available to us, the following table sets forth information as of April 30, 2006 (except as noted below) as to our common stock owned by (a) each of our current directors, (b) each of our executive officers, (c) all of our directors and executive officers as a group and (d) each person who, to our knowledge, beneficially owned more than 5% of our common stock. As of April 30, 2006, we had 3,568,939 shares of our common stock issued and outstanding:

Name of Beneficial Owner (and address of Owners of More than 5%)	Amount of Shares Beneficially Owned (1)	Percent of Class

David A. Baldini ……………………………………………………………	27,848 (2)	*

Gary E. Colbert ……………………………………………………………	6,500	*

P. Mark Perkins ……………………………………………………………	12,500	*

Carmelo Russo ……………………………………………………………	5,668	*

Robert J. McGill ……………………………………………………………	2,113	*

Donald Russell ……………………………………………………………	79,835 (3)	2.24%

Thomas E. Whytas ……………………………………………………	2,113	*

All directors and executive officers as a group (7 persons)	136,577	3.83%

Athena Capital Management, Inc. Minerva Group, LP David P. Cohen 50 Monument Road, Suite 201 Bala Cynwyd, PA 19004 ……………………………………………	326,048 (4)	9.14%

Hillson Partners LLLP Hillson Financial Management, Inc. Hillson Investments LLC Daniel H. Abramowitz 6900 Wisconsin Avenue, Suite 501 Bethesda, MD 20815 ……………………………………………………	275,000 (5)	7.71%

*     Less than 1%

(1)   The directors, executive officers, and group named in the table above have sole or shared voting power or investment power with respect to the shares listed in the table, unless otherwise indicated herein.  The share amounts listed include shares of our common stock that the following persons have the right to acquire within 60 days from April 30, 2006: David A. Baldini, 3,333; each of Gary E. Colbert, P. Mark Perkins and Carmelo Russo, 2,500; and all current directors and executive officers as a group, 10,833.

(2)   Of this amount, 7,000 shares are held jointly by Mr. Baldini and his spouse.

(3)   Of this amount, 2,500 shares are held by Mr. Russell’s spouse, and 2,000 shares are held in trusts for Mr. Russell’s children.

(4)   The information for Athena Capital Management, Inc., Minerva Group, LP and David P. Cohen is derived from a Schedule 13G, dated March 22, 2006, filed with the SEC, which states that, as of March 17, 2006, (i) Athena Capital Management beneficially owned 160,000 shares, with shared power to vote and dispose of those shares, (ii) Minerva Group beneficially owned 166,048 shares, with the sole power to vote and dispose of those shares and (iii) Mr. Cohen beneficially owned 326,048 shares.

(5)   The information for Hillson Partners LLLP, Hillson Financial Management, Inc., Hillson Investments LLC (collectively, the "Hillson Group") and Daniel H. Abramowitz is derived from a Schedule 13D, dated March 23, 2006, filed with the SEC, which states that, as of March 17, 2006, (i) the Hillson Group beneficially owned 263,000 shares, with shared power to vote and dispose of those shares and (ii) Mr. Abramowitz beneficially owned 275,000 shares, with shared power to vote and dispose of 263,000 of those shares and sole power to dispose of 12,000 of those shares.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The primary goals of our executive compensation are to incentivize and reward superior executive performance and encourage diligence, hard work and dedication.  By doing so, we hope to attract and retain the best available people and create long-term stockholder value.  In an effort to meet these objectives, in fiscal year 2006, the Compensation Committee, together with the full Board, approved new employment agreements with each of our executive officers. These agreements are more fully discussed in the section of this document entitled "Employment Agreements and Other Arrangements" on page 11.  In an effort to more closely align the interests of our executives with those of our stockholders, we also awarded each of our executive officers stock options under the Aerosonic 2004 Stock Incentive Plan.

The primary element of our executive compensation is base salary.  Executive officers’ base salary is determined by each officer’s employment agreement with us, and is reviewed on an annual basis.  Executive officers’ employment agreements do not set any required bonus amount or guarantee any bonus.  However, each year we reward superior executive performance through bonuses, although bonuses are typically a small component of each executive’s overall compensation.  We believe that this structure allows us the flexibility to reward performance without creating a system where annual bonuses are paid without regard to our performance and are viewed as an entitlement rather than an incentive and reward.

In determining executive compensation, bonuses and any increases in base salary, we rely primarily upon our assessment of each executive’s performance and potential to enhance long-term stockholder value.  We rely upon our judgment of numerous factors, and not solely upon set numerical performance data or similar guidelines.  We do not use short term changes in our stock price as a guide in determining executive compensation.  Key factors affecting our judgments include the nature and scope of each executive’s responsibilities, effectiveness, productivity and growth. Of course, in order to attract and retain talented executives, our executive compensation also is calibrated by comparison to the executive compensation of executives at similarly sized and situated companies in our geographic area.

With respect to compensation paid for the fiscal year ended January 31, 2006, the Compensation Committee reviewed the performance of each of our executive officers with the full Board for the purposes of determining the base salary of each, the amounts of any cash bonuses and other benefits, if any, to be paid or granted in consideration for the services that were provided during the fiscal year ended January 31, 2006.

We analyzed several factors, both qualitative and quantitative, in determining overall compensation packages for fiscal 2006 in order to tie financial rewards paid to our executive officers, including the Chief Executive Officer, to both our then-current and expected future financial performance.  In reviewing our fiscal 2006 performance, including the improvement in core product revenues, the results of our major development contract with a significant customer, the development in fiscal 2006 of new products targeted for introduction during the upcoming 2006 fiscal year, the evaluation of financial performance metrics such as revenue, EBIT, cash flows, earnings per share, and the contributions of each executive officer with respect to our performance for such period, the Compensation Committee recommended, and the Board determined, that each executive officer, including the Chief Executive Officer, was entitled to the base salary, cash bonus and other compensation reported as having been paid based on such executive officer’s individual performance.

Basis for Chief Executive Officer Compensation.  The Compensation Committee uses the same procedures described above for all other executive officers in setting the annual salary and bonus for David A. Baldini, our Chief Executive Officer.  The Compensation Committee evaluates Mr. Baldini's performance at least annually based upon both our financial performance and the extent to which our strategic and business goals are met.

The Compensation Committee of the Board of Directors held six meetings during the fiscal year ended January 31, 2006.

The Aerosonic Corporation Compensation Committee:

Donald Russell (Chairman)

Robert J. McGill

Thomas E. Whytas

SUMMARY EXECUTIVE OFFICER COMPENSATION TABLE

The following table sets forth information concerning the compensation earned by our chief executive officer and the other executive officers (our “named executive officers”) for services rendered in all capacities to the Company in fiscal years 2004, 2005 and 2006.

Annual Compensation				Long-Term Compensation Awards

Name and Principal Position	Year Ended January 31	Salary	Bonus	Securities Underlying Options	All Other Compensation (1)
David A. Baldini …………………………	2006	$197,600	$28,000	10,000	$ 12,436
Chairman of the Board, President	2005	$192,265	$59,300		$ 6,465
and Chief Executive Officer	2004	$179,458	-		$ 15,373

Gary E. Colbert …………………………	2006	$153,100	$19,000	7,500	$ 9,382
Executive Vice President and Chief Financial Officer, Treasurer and Secretary	2005	$152,234	$23,625		$ 2,394
	2004	$135,193	-		$ 149

P. Mark Perkins …………………………	2006	$160,000	$23,000	7,500	$ 10,538
Executive Vice President	2005	$155,907	$32,000		$ 4,588
Sales and Marketing	2004	$142,893	-		$ 10,553

Carmelo Russo …………………………	2006	$172,200	$18,000	7,500	$ 4,335
Executive Vice President	2005	$170,461	$17,220		$ 2,287
Operations	2004	$163,424	-		$ 15,114

(1)       These amounts represent the payment of (i) $11,662, $9,188, $10,340 and $3,700 in matching contributions under our 401(k) plan to Messrs. Baldini, Colbert, Perkins and Russo, respectively, and (ii) $774, $194, $198 and $635 in term life insurance premiums paid on behalf of Messrs. Baldini, Colbert, Perkins and Russo, respectively.

The following table contains information concerning the grant of options to purchase shares of our common stock to the named executive officers during the year ended January 31, 2006.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants

Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/share)	Expiration Date	Grant Date Present Value ($) (2)(3)

David A. Baldini	10,000	31%	$6.20	6/8/2015	$25,500

Gary E. Colbert	7,500	23%	$6.20	6/8/2015	$19,100

P. Mark Perkins	7,500	23%	$6.20	6/8/2015	$19,100

Carmelo Russo	7,500	23%	$6.20	6/8/2015	$19,100

(1)     The options shown are exercisable at a rate of one-third per year commencing one year from the date of the grant.

(2)     The estimated value shown, which was determined by application of the Black-Scholes option pricing model, was developed solely for purposes of comparative disclosure in accordance with the regulations of the SEC and does not necessarily reflect our view of the appropriate value or methodology for purposes of financial reporting.  Use of this model should not be viewed in any way as a forecast of the future performance of our common stock, volatility or dividend policy.  No adjustments have been made for forfeitures or non-transferability.

(3)     The estimated present value of the options shown is based upon historical experience and for the options granted to each of the named executive officers is $2.55 per share using the following assumptions:

         Volatility calculated over 377 trading days prior to the date of grant:  84%;

         Risk-Free Rate of Return, representing the interest rate on a United States Treasury security with a maturity date corresponding to the term of the options: 4.0%;

         Dividend Yield for each of the options granted: 0.0%; and

         Time of Exercise for all options shown: 10 years.

The following table sets forth information with respect to exercised options during fiscal year 2006, as well as the aggregate number of unexercised options to purchase our common stock granted in all years to the named executive officers and held by them as of January 31, 2006 and the value of unexercised in-the-money options (i.e., options that had a positive spread between the exercise price of such option and the fair market value of our common stock) as of January 31, 2006.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

			Number of Securities Underlying Unexercised Options at Fiscal Year-End	Value of Unexercised In-the-Money Options at Fiscal Year-End ($)
Name	Shares Acquired on Exercise	Value Realized ($)	Exercisable/Unexercisable	Exercisable/Unexercisable
David A. Baldini	0	0	0/10,000	$0/$8,000
Gary E. Colbert	0	0	0/7,500	$0/$6,000
P. Mark Perkins	0	0	0/7,500	$0/$6,000
Carmelo Russo	0	0	0/7,500	$0/$6,000

Employment Agreements and Other Arrangements

The Board approved Amended and Restated Employment Agreements between us and each of the named executive officers and became effective on November 28, 2005.  Each of the agreements requires certain minimum performance standards for the executive officer and includes confidentiality and non-compete provisions, among others.  Each of the agreements may be terminated by us for, among other reasons, a material breach by the executive officer or a determination by the Board to terminate the agreement, with or without cause.  Each of the agreements provides that in the event it is terminated by the Board, the executive officer shall continue to be bound by the non-compete provisions for a period of three years and (unless such termination is for specified breaches or certain other events) shall continue to receive his annual salary during such time.  In addition, each of the new agreements provides for automatic renewal each November 28th, absent earlier non-renewal and for certain severance payments and benefits to be given to the executive officer following a change in control if his employment is terminated either by us without cause or by the executive officer during the term in effect at the time of the change in control or within 18 months following the change in control after a material change in the terms of his employment.

AUDIT COMMITTEE REPORT

In accordance with its written Charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of management and its auditors in respect of corporate accounting, financial reporting practices, and the quality and integrity of our financial reports.  The independent auditors, not the Audit Committee, are responsible for planning and conducting independent audits of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and applicable laws and regulations.

In this context, the Audit Committee has met and held discussions with our management and independent auditors.  Management represented to the Audit Committee that our audited financial statements were prepared in accordance with accounting principles generally accepted in the United States and applicable laws and regulations, and the Audit Committee has reviewed and discussed our audited financial statements with management and the independent auditors.  The Audit Committee has discussed with our independent auditors the matters required to be discussed by Statement on Accounting Standards 61 (Communications with Audit Committees), as amended.

The Audit Committee has received the written disclosures and the letter from our independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as amended, and has discussed with our independent auditors their independence.

In performing all of these functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of management and our independent auditors, which, in their report, express an opinion on the conformity of our audited financial statements to accounting principles generally accepted in the United States.  In reliance on the reviews and discussions referred to in this Report and in light of its role and responsibilities, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended January 31, 2006.

The Audit Committee of the Board of Directors held six meetings and was comprised of the following individuals during the fiscal year ended January 31, 2006:

Robert J. McGill

David M. Vosen   (passed away on February 6, 2006)

Thomas E. Whytas

Donald Russell was elected to the Board of Directors on February 3, 2006.  In addition, Mr. Russell was appointed to the Audit Committee on April 6, 2006.

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate the Audit Committee Report by reference therein.

INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

Tedder, James, Worden & Associates P.A. (“Tedder James”) served as our independent auditors for the fiscal years ended January 31, 2006 and 2005 upon recommendation by the Audit Committee of the Board of Directors.  We have selected Tedder James to be our independent auditors for the fiscal year ending January 31, 2007.  Representatives from Tedder James are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate inquiries.

The following table sets forth the aggregate fees billed by Tedder James to us for the fiscal years ended January 31, 2006 and 2005 for audit and other professional services.

	Fiscal year ended January 31,

	2006		2005
Audit Fees ……………………………………………	$162,000	(1)	$183,000
Audit-Related Fees ……………………………	14,000	(1)	16,000
Tax Fees ……………………………………………	51,000	(1)	62,000
All Other Fees ……………………………………	-		-

Total Fees ……………………………………………	$227,000		$261,000

(1)            For the fiscal year ended January 31, 2006, the fees include current year billings and expected future billings from Tedder James.

The terms “Audit Fees,” “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” in the above table, shall have the following meanings:

Audit Fees.  Audit Fees, which were approximately $162,000 for fiscal year 2006 and approximately $183,000 for fiscal year 2005, are fees billed to us for professional services rendered for the audit of our annual financial statements and review of financial statements included in our Forms 10-Q, and services that are normally provided by Tedder James in connection with statutory and regulatory filings or engagements.  The Audit Fees for fiscal year 2006 were billed for the audit of our financial statements for fiscal year 2006.  The Audit Fees for fiscal year 2005 were billed for the audit of our financial statements for fiscal year 2005.

Audit-Related Fees.  Audit-Related Fees, which were approximately $14,000 in fiscal year 2006 and approximately $16,000 in fiscal year 2005, are fees billed to the Company for products and services provided to the Company and not included in the foregoing categories.  These fees are for the audit of the Company’s 401(k) plan.

Tax Fees.  Tax Fees, which were approximately $51,000 in fiscal year 2006 and approximately $62,000 in fiscal year 2005, are fees billed to the Company for professional services rendered for tax compliance, tax advice and tax planning.

All Other Fees.  All Other Fees, which were $0 in fiscal years 2006 and 2005, are fees billed to the Company for products and services provided to the Company and not included in the foregoing categories.

The Audit Committee has considered whether the provision of the services identified under Audit-Related Fees, Tax Fees and All Other Fees is compatible with maintaining the independence of our principal accountants, and determined that the provision of such services is compatible with such accountants’ independence.

The engagement of our independent auditors and any non-audit services to be provided thereby shall be pre-approved by the Audit Committee or approved pursuant to policies and procedures established by the Audit Committee.

STOCK PERFORMANCE GRAPH

A five-year comparison of the performance of our common stock with a broad equity market index and a peer group is set forth below.  The broad equity market index used is the American Stock Exchange Major Market Index, and the peer group is S&P 600 Small Cap Index for Aerospace & Defense (1), as of January 31 of each year presented.  The below comparison assumes that $100.00 was invested on January 31, 2001, and that all dividends were reinvested.

Company/Index/Market	Jan-01	Jan-02	Jan-03	Jan-04	Jan-05	Jan-06
Aerosonic Corporation	$ 100.00	$ 159.09	$ 116.69	$ 64.88	$ 43.80	$ 57.85
AMEX Major Market Index	$ 100.00	$ 95.25	$ 81.02	$ 101.23	$ 106.65	$ 102.41
New Peer Group - S&P 600 (Small Cap) Aerospace & Defense Index	$ 100.00	$ 86.18	$ 63.41	$ 85.64	$ 106.38	$ 124.36
Old Peer Group - Aerospace & Defense Industry Index	$ 100.00	$ 115.90	$ 104.65	$ 137.23	$ 182.72	$ 177.87

(1)     Commencing with this proxy statement, Aerosonic has elected to change its peer group to the S&P 600 (Small Cap) Aerospace and Defense Index (New Peer Group).  This peer group consists of the following companies:  Armor Holdings Inc., AAR Corporation, Applied Signal Technology Inc., Ceradyne Inc., Cubic Corporation, Curtiss-Wright Corporation, EDO Corporation, Esterline Technologies Corporation, GenCorp Inc., Kaman Corporation, Moog Inc., Teledyne Technologies Inc. and Triumph Inc.

In previous years, Aerosonic's peer group (Old Peer Group) was comprised of AAR Corp., Aeroflex Incorporated, Aerosonic Corporation, Alliant Techsystems, Allied Defense Group, Aviall Incorporated, BE Aerospace Inc, BVR Technologies, CAE, Inc, CPI Aerostructures Inc, Curtiss-Wright Corp, Curtiss-Wright CP CL B, DRS Technologies, Ducommun Incorp, ECC International, EDO Corp, Embraer-Empressa Brasileir, Engineered Support Systems, Esterline Technologies, Fairchild Corp, First Aviation Service, Hawk Corp, HEICO Corp, HEICO Corp CL A, Hexcel Corp, Hi-Shear Technology, ICTS International, Integrated Defense Technologies, Kreisier Manufacturing, LMI Aerospace, Mercury Air Group, Moog Inc., Orbital Sciences Corp, Pemco Aviations, Reinhold Industries, Rockwell Collins Inc, SIFCO Industries, Simula, Inc, SPACEHAB Incorp, TASER International, Teledyne Technologies, Todd Shipyards, TransTechnology Corp, Triumph Group, United Industrial and Valpey Fisher

We believe that the companies included in the New Peer Group are more reflective of the Company’s core business and position within the industry, and therefore will provide a more meaningful comparison of stock performance.  We have included the New Peer Group in the graph to show what the comparison to those companies would have been if the New Peer Group had been in place during the period shown in the graph.

STOCKHOLDER PROPOSALS FOR 2007 PROXY STATEMENT

In order to be considered for inclusion in our proxy statement for the annual meeting to be held in 2007, stockholder proposals must be submitted to our Corporate Secretary at our offices at 1212 N. Hercules Avenue, Clearwater, FL 33765, not less than 90 nor more than 120 days in advance of July 10, 2007.  In addition, stockholder proposals must meet other applicable criteria set forth in our bylaws in order to be considered at the 2007 annual meeting.  Your Board will review any stockholder proposals that are filed as required and will determine whether they meet applicable criteria for consideration at the 2007 annual meeting.

OTHER MATTERS

We have no information that any other matter will be brought before the meeting.  If other matters are presented, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their best judgment, discretionary authority to do so being included in the proxy.

SOLICITATION AND EXPENSES

We will pay all costs associated with the solicitation of your proxy.  In addition to the solicitation of proxies by mail, proxies may be solicited by our directors and officers, by personal interview, telephone, telegraph and mail.  Brokerage houses, banks and other fiduciaries will be requested to forward the soliciting material to their principals and obtain authorization for the execution of proxies and will be reimbursed for their reasonable out-of-pocket expenses.

May 23, 2006

Clearwater, Florida

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